April 4, 2016

Mutual Fund and Variable Insurance Trust

36 North New York Avenue

Huntington, NY 11743

Re: Mutual Fund and Variable Insurance Trust

File Nos. 333-11905 and 811-05010

Trustees:

Thompson Hine LLP hereby consents to references to Thompson Hine LLP in Post-Effective Amendment No. 117 to the Mutual Fund and Variable Insurance Trust’s Registration Statement.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP